UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2013

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 25, 2013, at 10:00 a.m., Chattanooga time, for the following purposes:

1.	To elect four directors in Class III to serve until the Annual Meeting of Shareholders in 2016, or in the case of each director, until his successor is duly elected and qualified.

2.	To vote on a non-binding resolution to approve the compensation of the Company’s executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2013.

Only shareholders of record at the close of business on February 15, 2013 are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company’s offices from March 22, 2013 through the Annual Meeting.

By Order of the Board of Directors

Stephen C. Anderson
Secretary

Dated:  March 12, 2013

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE PROXY APPOINTMENT CARD.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 25, 2013

The proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 25, 2013, at 10:00 a.m. Chattanooga time and at any adjournments thereof.  The Annual Meeting will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee.

On or about March 12, 2013, the Company began mailing to its shareholders a notice containing instructions for voting and how to access this Proxy Statement and the Company’s 2012 Annual Report online, and the Company began mailing a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2012 Annual Report, to shareholders who had previously requested delivery of a paper copy of the proxy materials. For information on how to vote your shares or request a paper copy of the proxy materials, see the instructions included on the proxy card or voter instruction form and under “Proxies and Voting” on page 2 of this Proxy Statement.  If you request a paper copy of the proxy materials it will be mailed to you within three business days.

Only holders of record of the Company’s Common Stock as of the close of business on February 15, 2013 will be entitled to notice of, and to vote at, the Annual Meeting.  As of such record date, there were 22,806,400 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.  A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS

A majority of the outstanding shares of Common Stock entitled to vote on any proposal at the Annual Meeting, either present or represented by proxy, constitutes a quorum for the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. The presence, in person or by proxy, of holders of Common Stock representing a majority of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the Annual Meeting. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the internet or vote by proxy.  Abstentions and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum for the Annual Meeting, but broker non-votes do not count as “shares present” at the Annual meeting for purposes of determining a quorum for any proposal, including the election of directors.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote in the election of directors at the Annual Meeting at which a quorum is present is required for the election of each of the director nominees. Withholding authority to vote with respect to any one or more director nominees will constitute a vote against such nominee(s).

The approval of the non-binding resolution to approve the compensation of our executive officers and the ratification of the independent registered public accounting firm requires that the votes cast in favor of the matter exceed the votes cast opposing the matter.  Abstaining to vote with respect to either of these matters will not constitute a vote for or against either matter.

Broker non-votes do not count as votes cast, and therefore will not affect the voting result as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

PROXIES AND VOTING

Shareholders have a choice of voting by internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•	To vote by telephone, dial (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•
If you received a notice and wish to vote by traditional proxy card, you can request to receive a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2012 Annual Report, at no charge through one of the following methods:

1) by internet: www.proxyvote.com

2) by phone: (800) 579-1639

3) by email: sendmaterial@proxyvote.com (your email should contain the
12 digit number in the subject line).

•
If you choose not to vote by telephone or the internet and request a full set of the proxy materials, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number.  These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive.

If you properly sign and return your proxy card or complete your proxy via the telephone or internet (and such proxy is not later revoked), your shares will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees.  In voting by proxy with regard to the non-binding resolution to approve the compensation of our executive officers and the ratification of the selection of the independent auditor, you may vote for or against the proposal, or you may abstain from voting.  You should specify your choices when voting by proxy.  If you return a signed proxy card without indicating your vote with regard to the matters to be voted upon, the shares represented by proxy will be voted “FOR” the election of each of the nominees for director, “FOR” the non-binding resolution to approve the compensation of our executive officers and “FOR” the ratification of the independent registered public accounting firm.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (i) submitting written notice to the Secretary of the Company at the Company’s address shown above, (ii) properly submitting to the Company (by mail, telephone or internet) a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years.  The terms of directors of Class III expire with this Annual Meeting.  The directors of Class I and Class II will continue in office until the 2014 and 2015 annual meetings of shareholders, respectively.  At the present time, there are three directors serving in each Class.  In anticipation of the Annual Meeting and the implementation of the leadership succession plan recently adopted by the Company, as described in more detail below, the Board of Directors recently increased the size of Class III from three directors to four directors, and as a result there is currently one vacancy in Class III.  The shareholders are being asked to vote for the election of four directors to serve in Class III.

The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the four Class III nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked.  It is anticipated that management shareholders of the Company will submit a proxy granting authority to vote their shares for the election of all the nominees.  Each Class III director will be elected to hold office until the 2016 annual meeting of shareholders and thereafter until his successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation program (commonly known as a “say-on-pay” proposal), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 10, we have designed our executive compensation program to attract and retain key executives who are critical to our future success and the creation of shareholder value.  We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 18, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation decisions.  The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2014 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and the services it provided to the Company and its subsidiaries in the fiscal year ending December 31, 2012 are described under “Audit-Related Matters” below.

We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

The following section sets forth the names of the nominees and of the Company’s current directors as of the date of the Annual Meeting, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.  For information concerning membership on Committees of the Board of Directors, see “Corporate Governance—Board Committees” below.

Nominees for Directors with Terms of Office Expiring in 2016 (Class III):

J. Don Brock, 74, has served as Chief Executive Officer of the Company since its incorporation in 1972 and assumed the additional position of Chairman of the Board in 1975.  He also served as the Company’s President from 1972 until August 2012.  He earned his Ph.D. degree in mechanical engineering from the Georgia Institute of Technology.  Dr. Brock also serves as a director and a member of the Audit Committee of The Dixie Group, Inc., a public company in the floor-covering manufacturing business.  Dr. Brock is the father of Benjamin G. Brock, who is the Group VP–Asphalt, President of Astec, Inc. and nominee for Director of the Company in Class III.  Dr. Brock and Thomas R. Campbell, Group VP–Mobile Asphalt Paving and Underground, are first cousins.  Dr. Brock has been a Director of the Company since 1972.

Dr. Brock brings insight into all aspects of the Company due to his current role as Chief Executive Officer of the Company and his history with the Company.  Dr. Brock’s leadership, his knowledge of the Company and the various industries in which it operates and his 40 years of experience at the Company have been instrumental in the growth of the Company.

W. Norman Smith, 73, was appointed President and Chief Operating Officer of the Company in August 2012.  He previously served as Group VP–Asphalt of the Company from December 1998 through August 2012 and also served as the President of Astec, Inc., a subsidiary of the Company, from 1994 through 2006.  Previously, he served as the President of Heatec, Inc., a subsidiary of the Company, since 1977.  Mr. Smith received his B.S. degree in mechanical engineering from the University of Tennessee and is a registered Professional Engineer. Mr. Smith has been a Director of the Company since 1982.

Mr. Smith, based on his service as President of two of the Company’s subsidiaries for over 30 years, his service as Director of the Company for 30 years and his recent service as Group Vice President of the Company’s Asphalt Group, provides the Board with invaluable industry experience and knowledge of the Company.

William B. Sansom, 71, has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the southeast and Midwest United States, since 1983.  Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Mr. Sansom is a member of the Tennessee Valley Authority Board and is currently Chairman.  Mr. Sansom serves as a director on the board of Mid-American Apartment Communities, and he previously served as a director and audit committee member on the board of Martin Marietta Materials, Inc. and as a director of First Horizon National Corporation.  Mr. Sansom has been a Director of the Company since 1995.

Mr. Sansom brings over 30 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company.  Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues.  Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry.

Benjamin G. Brock, 42, has served as Group Vice President–Asphalt of the Company since August 2012 and as President of Astec, Inc. since 2006.  From 2003 until 2006 he held the position of Vice President–Sales of Astec, Inc. and Vice President/General Manager of CEI Enterprises, Inc. from 1997 until 2002.  Mr. Brock’s career with Astec began as a salesman in 1993.  Mr. Brock has a B.S. in Economics with a minor in Marketing from Clemson University.  Benjamin Brock is the son of Dr. Don Brock, our Chairman and Chief Executive Officer.

On March 4, 2013, the Company announced that the Board of Directors has established a leadership succession plan pursuant to which it intends to transition the position of Chief Executive Officer to Mr. Brock, although the date of the final implementation of the succession plan has yet to be determined.  In anticipation of that transition, the Board decided to increase the size of the Class III directors to four directors, and the Board has nominated Mr. Brock to fill the resulting vacancy.

Mr. Brock, based on his service as an officer of two of the Company’s subsidiaries for over 15 years and his service as Group Vice President of the Company’s Asphalt Group will provide the Board with invaluable industry experience and knowledge of the Company.

Continuing Directors with Terms of Office Expiring in 2015 (Class II):

Daniel K. Frierson, 71, has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as its Chairman of the Board since 1987.  Mr. Frierson also currently serves as a director on the board of Louisiana-Pacific Corporation.  Mr. Frierson has been a Director of the Company since 1994.

Mr. Frierson, based on his experience as a CEO of a public company for more than 30 years and his service as a Director of the Company for 19 years, provides the Board with valuable strategic planning and risk assessment experience.  Mr. Frierson’s knowledge and experience in manufacturing is also valuable to the Company.

Glen E. Tellock, 52, has been the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, since May 2007.  He was also elected as Chairman of the Board in February 2009.  Previously, he served as Senior Vice President of The Manitowoc Company since 1999 and President and General Manager of Manitowoc Crane Group since 2002.  Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney.  Mr. Tellock has been a Director of the Company since 2006.

Mr. Tellock, who serves as the financial expert of the Company’s Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment.  Mr. Tellock’s knowledge of manufacturing and marketing of construction equipment both domestically and internationally is also very valuable to the Company.

James B. Baker, 67, has been Managing Partner of River Associates Investments, LLC, a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies, since 2001.  From 1993 to 2001, he was a Partner in River Associates, LLC.  Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer.  He also formerly served as a director of Wellman, Inc. and US Xpress. Mr. Baker has been a Director of the Company since 2010.

Mr. Baker’s strong background in all aspects of executing acquisitions, both in the U.S. and internationally, are valuable to the Company.  He also has over 30 years of experience in strategic planning and operating decisions for middle market companies in a variety of industries.  Mr. Baker has a financial background and has had a wide range of experience in financial reporting for publicly owned companies during his career.  He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

Continuing Directors with Terms of Office Expiring in 2014 (Class I):

William D. Gehl, 66, served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in April 2009.  Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement.  Mr. Gehl has been an owner and Chairman of IBS of Southeastern Wisconsin, an exclusive distributor of Interstate Batteries in southeastern Wisconsin since June 2011.  Mr. Gehl also serves as a director of Freight Car America where he currently serves as Chairman of the Board, a public company engaged in the manufacturing of aluminum coal cars and other railroad freight cars; Mason Wells, Inc., a private equity firm located in Milwaukee, Wisconsin; The Oilgear Company, a manufacturer of hydraulic pumps; and Westbury Bank, a community bank located in West Bend, Wisconsin.  Mr. Gehl is a member of the State bars of Wisconsin and Florida. Mr. Gehl has been a Director of the Company since 1999.

Mr. Gehl offers a broad range of experiences in both strategic planning and management, having served as the CEO of a publicly owned construction equipment manufacturing company for 16 years.  Mr. Gehl’s manufacturing, marketing and financing knowledge is very valuable to the Company.

Phillip E. Casey, 70, retired from his position of Chairman of the Board of Gerdau Ameristeel Corporation in September 2010, a position he had held since 2005. Mr. Casey previously served as President, Chief Executive Officer and Director of this publicly traded steel manufacturer from 1994 to 2005.  From 1994 until 2005, Mr. Casey also served in various industry leadership roles as a Director, Member of the Executive Committee and Chairman of the Steel Manufacturers Association (SMA), a leading industry trade organization.  Mr. Casey has been a Director of the Company since 2005.

Mr. Casey provides valuable experience and relationships within the steel industry, given that Mr. Casey served as the CEO of a publicly traded steel manufacturing company for 11 years and served as the Chairman of the Steel Manufacturers Association.  Steel is a primary raw material of Astec’s manufacturing processes and a critical cost component.  Mr. Casey’s manufacturing knowledge and understanding of the world market and supply of steel is very valuable to the Company.

William G. Dorey, 68, served as Director, President and Chief Executive Officer of Granite Construction Incorporated from 2004 until his retirement from employment in August 2010.  Mr. Dorey continues to serve as a Director of Granite Construction.  Granite Construction is a publicly traded heavy civil contractor engaged in the construction and improvement of roads, mass transit facilities, airport infrastructure, bridges, dams and other infrastructure-related projects and the production of sand, gravel, and asphalt concrete.  Mr. Dorey started his career with Granite Construction in 1967 and held numerous positions over his 42 years with the company.  In addition, Mr. Dorey serves as a Board member of 1st Capital Bank, a community bank near his home on the Monterey Peninsula.  Mr. Dorey has also served in various industry leadership roles, including founding Chairman of the Construction Industry Ethics Compliance Initiative (CIECI) Steering Committee, trustee of the Mineta Transportation Institute (MTI), member on the Construction Industry Round Table (CIRT), director of the California Chamber of Commerce, and director of the California Business Roundtable. Mr. Dorey has been a Director of the Company since 2011.

Mr. Dorey has extensive experience within the infrastructure construction industry and his knowledge and understanding of the industry and our customer needs provides valuable insight to the Company.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol “ASTE.”  Nasdaq requires that a majority of the directors be “independent directors,” as defined in the Rule 5605(a)(2) of the Nasdaq Marketplace Rules, which we refer to as the Nasdaq Rules.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined by resolution that current directors (including nominees for re-election) Gehl, Casey, Frierson, Sansom, Tellock, Dorey and Baker, which represents a majority of the directors, have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the Nasdaq Rules and an analysis of all facts specific to each director. The Board has affirmatively determined by resolution that the Company must have two or more regularly scheduled executive session meetings each year attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom will preside over, coordinate and develop the agenda for executive sessions of the independent directors, and consult with the Chairman of the Board over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Leadership Structure and Risk Oversight

As is common practice among public companies in the United States, the Company’s Chief Executive Officer currently serves as Chairman of the Board.  In his position as CEO, Dr. Brock has primary responsibility for the operations of the Company and provides consistent leadership on the Company’s key strategic objectives.  In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management.  The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company's strategy behind a single vision.  In addition, we have found that our CEO is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

To ensure balance, however, the independent members of the Company’s Board have selected Mr. Sansom as Lead Independent Director to preside over meetings of independent directors.  Additionally, as noted previously, seven of the nine current directors are independent.  With a supermajority of independent directors, an Audit Committee, Compensation Committee and Nominating and Governance Committee each comprised entirely of independent directors, and a presiding Lead Independent Director to oversee all meetings of the non-management directors, the Company’s Board of Directors believes that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Company’s Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for the Company and its shareholders.

As part of its general oversight duties, the Board oversees the Company’s risk management. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that management is taking to address and mitigate such risks. We believe the Board’s current leadership structure facilitates the Board’s oversight of the Company’s risk management.

Board Meetings and Attendance

The Company’s expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the annual meeting of shareholders.  The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each annual meeting of shareholders, particularly those directors who are nominees for election at any such meeting.  During 2012, the Board of Directors held six meetings, and the Board’s committees held the meetings described below.  During 2012, each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All of the Company’s directors were in attendance at the Company’s 2012 annual meeting of shareholders.

Board Committees

During 2012, the Company’s Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Certain information regarding the Board’s committees is set forth below.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act.  During 2012, the members of the Executive Committee were Dr. Brock (Chairman) and Messrs. Smith and Frierson.  The Executive Committee did not meet during 2012.  The current members of the Executive Committee are Dr. Brock (Chairman) and Messrs. Smith and Frierson.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as outside auditors for the next fiscal year, reviews with the outside auditors the plan and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls.  Messrs. Tellock (Chairman), Sansom, Gehl, Baker and Casey were members of the Audit Committee during all of 2012.  During 2012, the Audit Committee held seven meetings.  The current members of the Audit Committee are Messrs. Tellock (Chairman), Sansom, Gehl, Baker and Casey.  The Chairman of the Audit Committee, Mr. Tellock, has been designated by the Board as the Audit Committee financial expert.  All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Audit Committee. The Company’s Audit Committee charter was initially adopted March 14, 2000 and was amended and restated on each of October 24, 2002 and March 11, 2004.  A copy of the Company’s current Audit Committee charter can be found on the Company’s website at www.astecindustries.com.

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company’s stock incentive plans.  Messrs. Gehl (Chairman), Dorey, Baker and Casey were members of the Compensation Committee during all of 2012.  During 2012, the Compensation Committee held four meetings. The current members of the Compensation Committee are Messrs. Gehl (Chairman), Dorey, Baker and Casey.  All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules).  The Compensation Committee does not have a charter.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 10 of this proxy statement.  Dr. Brock, our Chief Executive Officer and Chairman of the Board, typically attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his own compensation.  Dr. Brock gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee.  Directors’ compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2012, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during 2012, none of our executive officers served on the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee, and none of our executive officers served on the board of directors of another entity whose executive officer(s) served on our Compensation Committee.  None of the members of the Compensation Committee was an officer or employee of the Company during 2012 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, and is responsible for establishing and periodically reviewing and revising the Company’s corporate governance policies and principles.  Messrs. Frierson (Chairman), Sansom, Tellock and Dorey were members of the Nominating and Corporate Governance Committee during all of 2012.  The Nominating and Corporate Governance Committee held one meeting in 2012 and has approved the Director nominations submitted in this Proxy Statement.  The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Sansom, Tellock and Dorey.  All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors.   A copy of the current Nominating and Corporate Governance Committee’s charter adopted as of July 29, 2010 is available on the Company’s website at www.astecindustries.com.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board.  A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  Such a written recommendation must be received no later than 120 days in advance of the annual meeting of shareholders and should include (i) the candidate’s name, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company’s shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a shareholder.  The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders.  The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications.  If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer.  Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders.  The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship.  With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications. The Nominating and Corporate Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of a candidate that facilitate the Company’s compliance with the rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA).

The Board is nominating four individuals for election as Directors.  Of the four nominees, three are current Directors.  Benjamin Brock is standing for election by the shareholders for the first time.  The Nominating and Corporate Governance Committee recommended each of the four nominees to the Board.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay.  Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2012 to the following individuals, who we refer to as our named executive officers:

•	J. Don Brock, our chief executive officer and principal executive officer;
•	David C. Silvious, our vice president and principal financial officer;
•	W. Norman Smith, our President and Chief Operating Officer;
•	Richard A. Patek, our Group VP-Aggregate and Mining Group and President of Telsmith, Inc.; and
•	Joseph P. Vig, our Group VP-AggRecon Group and President of Kolberg-Pioneer, Inc.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our objectives with respect to the Company’s executive compensation program are to:

•	attract and retain qualified personnel who are critical to the Company’s long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company’s annual and long-term financial performance; and
•	encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders.  We seek to provide direct compensation that is competitive within the marketplace, and believe that a portion of total compensation should be performance-based and in the form of equity awards.

How We Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews, determines and approves the base salaries and other compensation of our executive officers, including our named executive officers.  Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company’s executive compensation policies and the adoption of stock and benefit plans.  As a starting point, base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors.  As more fully described below, the factors on which this subjective assessment is based fall into three general categories:  company performance factors, individual performance factors and competitive salary practices.

It is important to emphasize that the subjective assessment of these factors is qualitative, rather than quantitative, and there are no specific weightings or objective criteria associated with any of the factors.  In determining base salaries for the named executive officers each year, the Compensation Committee relies upon Dr. Brock, the Company’s Chief Executive Officer, to provide evaluations of the other named executive officers (each of whom report directly or indirectly to Dr. Brock) and to provide recommendations regarding whether adjustments to base salaries are warranted. In determining Dr. Brock’s base salary each year, the Compensation Committee relies on its own observations and assessments with respect to Dr. Brock’s individual performance and the overall results of his leadership of the Company.

Our Compensation Committee’s policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success.  We believe that the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity.  Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers.  Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, and competitive salary practices which address retention concerns and internal pay equity.

Company Performance Factors.

Compensation decisions for a particular year are made following a review of the financial and operational performance of the Company and its business groups for the prior year. In recommending and approving base salaries, the Chief Executive Officer and the Compensation Committee review and assess the Company’s performance, with an emphasis on earnings, return on capital employed and cash flow on capital employed.  These performance criteria are direct reflections of the Company’s profitability and operating efficiency, which the Company believes are key drivers for creating shareholder value.

Company performance factors typically weigh more heavily in the determination of annual cash and long-term incentive compensation than in the determination of base salary adjustments for named executive officers.  As more fully described below, base pay rates for the named executive officers were increased in 2012 over 2011 levels after consideration of the improvement in the Company’s performance in 2011 as compared the 2010 and consideration of the current economic environment in which the Company operates.

Individual Performance Factors.

The subjective factors considered by the Compensation Committee in relation to a named executive officer’s individual performance for the previous year include management, leadership, staff development, contribution to the Company’s growth, scope of responsibilities and experience and an assessment of the named executive officer’s future performance potential.

Competitive Compensation Practices.

As discussed above, the Compensation Committee’s policy is to set named executive officer compensation at sufficiently competitive levels within the construction equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate named executive officers.  In the past, the Company has engaged the services of a compensation consultant, and instructed them to conduct a market analysis and to assist the Company in developing a long-term incentive plan and its overall executive compensation program.  For wages paid during 2012, the Compensation Committee continued its past compensation program without significant deviation; however, the committee did engage a compensation consultant during 2012 to perform a market analysis and specific peer group review for use in evaluating 2013 salary adjustments in order to ensure that our compensation remains at sufficiently competitive levels within our industry.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the Annual Meeting of Shareholders on May 3, 2012, over 95% of the shares voted were cast to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2012 Proxy Statement.  The Board and the Compensation Committee appreciate and value the views of our shareholders.  Although the results of this advisory vote on executive compensation shows that the compensation paid to our executive officers and the Company's overall pay practices were supported by a vast majority of the shares voted, the Committee decided it should revisit its executive pay practices to determine if enhancements could be achieved.

In light of this decision, our Compensation Committee engaged an independent compensation consultant to conduct a market analysis and peer group survey, and to make recommendations with respect to our executive compensation practices. The Compensation Committee had the results of this study available for consideration prior to making base salary adjustments for executive officers for 2013.  The Compensation Committee also approved a new bonus plan for corporate officers to provide incentives for 2013 performance. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Also at the Annual Meeting of Shareholders on April 28, 2011, our shareholders expressed a preference that advisory votes on executive compensation every year.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 Annual Meeting.

Elements of Our Compensation Program

The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity grants.  We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company’s Supplemental Executive Retirement Plan, as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers’ total direct compensation, as opposed to at-risk compensation based on performance.  The Compensation Committee reviews base salaries on an annual basis and approves salary levels after a subjective assessment of a number of factors as discussed above.  The Compensation Committee increased the salaries of our named executive officers as of January 1, 2012.  Each of our named executive officers received a cost of living adjustment to their base salary of between 3.03% to 3.57%, effective January 1, 2012.  The most recent previous base salary adjustment for these executives was on January 1, 2011.  Additionally, in August 2012, coincident with his promotion to Company President and Chief Operating Officer, Mr. Smith received an additional pay rate adjustment of $35,000 per annum.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer’s individual performance as well as the overall performance of the Company for a given year.  These profit sharing payments for Messrs. Brock, Silvious and Smith, each of whom is employed at the Astec Industries, Inc. level, are discretionary, but are historically consistent with the percent distributions earned by our subsidiary Presidents.

The Company generally uses two financial metrics—return on capital employed and cash flow on capital employed—in determining the named executive officers’ annual bonuses.  These metrics are the key indicators of proper capital management and are critical to the Company’s success. Although annual bonuses for the named executive officers have historically been discretionary, the Company believes the annual bonus program created a performance driven environment with a focus on the Company’s overall financial performance as a whole, rather than on individual achievements. Beginning in 2013, however, the Compensation Committee has adopted a formula driven cash incentive plan for its corporate officers.  The new plan calculates awards based on a mix of return on capital employed, cash flow on capital employed and employee safety.  These elements are measured against pre-determined goals and achievement against those goals which drives a formula that calculates the amount of annual bonus paid.

Mr. Patek and Mr. Vig-

Mr. Patek and Mr. Vig, in addition to their roles as Group Vice-Presidents also have direct responsibility for individual subsidiaries of the Company.  Mr. Patek serves as President of Telsmith, Inc.(“Telsmith”) and Mr. Vig serves as President of Kolberg-Pioneer, Inc. (“KPI”)  As such, Mr. Patek and Mr. Vig’s 2012 annual bonus opportunities were pursuant to the incentive program for subsidiary presidents and is based on their individual subsidiary’s achievement of performance goals relating to return on capital employed (weighted 45%), cash flow on capital employed (weighted 45%), and  safety record (weighted 10%).  For 2012, if Telsmith and KPI, respectively, met their target goals of 14% for each financial metric and met the safety goal, Mr. Patek and Mr. Vig would receive a bonus equal to 50% of their base salary, which is consistent with past practice of granting maximum annual bonuses opportunities in an amount equal to 50% of an individual’s base salary for achievement of performance goals at the maximum performance level.  For 2012, Telsmith’s weighted average achievement on the three performance goals was 95%, and therefore Mr. Patek received a bonus equal to 48% of his base salary, or $110,156.  For 2012, KPI’s weighted average achievement on the three performance goals was 100%; therefore Mr. Vig received a bonus equal to 50% of his base salary, or $116,000.  Additionally, as Mr. Patek and Mr. Vig each serve as Group Vice-Presidents in addition to their duties as individual subsidiary Presidents; they each were awarded an additional $10,000 discretionary bonus for their performance in fulfilling their additional Group Vice-President duties.

Mr. Smith-

Through August 2012, Mr. Smith was the Company’s Group Vice President-Asphalt and had direct responsibility for the Company’s subsidiaries in the Asphalt Group.  In August, 2012 Mr. Smith was promoted to President and Chief Operating Officer of the Company.  Coincident with this promotion, Mr. Smith received a $35,000 increase in his annual salary rate. The Compensation Committee typically intends to provide Mr. Smith with a discretionary bonus not normally exceeding the percentage of base salary bonus opportunities available to the presidents of the Company’s subsidiaries.  The bonus programs applicable to these individual subsidiaries, including the performance criteria, performance goals and maximum bonus opportunity, are generally consistent with the Telsmith and KPI bonus program described above; however, in determining the actual amount of bonus to be awarded, the Compensation Committee relies on the Company’s Chief Executive Officer to provide evaluations of Mr. Smith and to make specific recommendations regarding his bonus amount.  The Committee retains discretion, however, to adjust the amount of bonus earned by Mr. Smith based on the recommendation of the Company’s Chief Executive Officer and a subjective assessment of the Company performance factors and individual performance factors described above.  After the completion of this process and considering the current business environment in which the Company operates and the additional duties assumed by Mr. Smith during 2012, Mr. Smith was awarded a discretionary bonus of $100,000, or 36% of his base salary for 2012, as compared to the average bonus as a percent of base salary earned by subsidiary Presidents under the subsidiary bonus plan in 2012 of 25%.

Dr. Brock and Mr. Silvious-

The Compensation Committee reviews the Company’s performance as a whole in determining the discretionary bonus for Dr. Brock and Mr. Silvious because they have responsibility for and oversee the entire Company’s operations. Mr. Silvious, the Company’s Vice President and Chief Financial Officer during 2012, does not have the same level of direct impact on the Company’s operating results as Dr. Brock and therefore his annual bonus as a percentage of base salary is generally lower than that of Dr. Brock’s.  In determining the bonuses for Dr. Brock and Mr. Silvious, the Compensation Committee reviewed the Company’s return on capital employed and cash flow on capital employed (the same metrics utilized for the subsidiary presidents). Additionally, the Compensation Committee made an overall subjective judgment of the Company performance factors and the individual performance factors described above.  After the completion of this process and considering the current business environment in which the Company operates, Dr. Brock and Mr. Silvious were awarded discretionary bonuses of $160,000 and $35,000, respectively for 2012. These represent 28% and 21% of 2012 base salaries of Dr. Brock and Mr. Silvious, respectively.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2006 and 2011 Incentive Plans, which permit the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock.  Grants of equity based compensation are designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company’s common stock.  Awards are granted at our discretion based on Company performance, individual performance and the employee’s position with the Company.

In August 2006, the Company developed a long-term incentive program (the “2006 RSU Program”) for annual grants of restricted stock units (“RSUs”) to approximately 100 employees, including the named executive officers, based on the Company’s goal of increasing its earnings by 100% over a five-year performance period (fiscal year 2006 through fiscal year 2010).  The final RSU’s available under this program were granted in February 2011.  In October 2010, the Compensation Committee approved a successor program (the “2011 RSU Program”), which reserved a maximum of 700,000 RSUs that may be earned each year by employees of the Company and its subsidiaries, including its named executive officers, based on achievement of earnings goals for the year at target levels for a five-year performance period (fiscal year 2011 through fiscal year 2015).  If the goals discussed below are met, the Compensation Committee grants a certain number of RSUs determined in its discretion to each of the Company’s key employees that participate in the program, including the named executive officers. The individuals with greater influence over the Company’s performance generally receive more RSUs. For example, Dr. Brock, as CEO, earns more RSUs than other employees because of his level of influence on Company operations. The Compensation Committee, in its discretion and after consideration of the recommendation of the Company’s Chief Executive Officer, determines the amount of RSUs granted to executive officers, including subsidiary presidents, each subsidiary president then divides the remainder allocated to his or her subsidiary among the subsidiary’s key employees. RSUs vest and convert into shares of the Company’s common stock five years from the grant date, subject to the individual’s continued employment (other than in certain cases, such as retirement after reaching age 65).  In addition, management will receive an additional award if the cumulative performance over the five-year period exceeds the cumulative goals.

Dr. Brock and Messrs. Smith and Silvious’s performance targets for 2010 (under the 2006 RSU Program), and 2011 and 2012 (under the 2011 RSU Program), were based entirely on the performance of the Company as a whole, with performance targets based on return on capital employed and net income. The performance targets must be met each year, after considering any allowed carryover of prior year’s profits in excess of plan goals or carryback of current year’s profits in excess of plan goals to recoup awards not granted in previous years, in order to earn the RSUs.  The performance targets for both programs were established to provide incentive and rewards based on the Company achieving its goal of increasing its total net income by 100% over the 5-year period with 25% of the net income growth to come from acquisitions.  The final number of shares awarded to the Company’s officers is approved each year by the Compensation Committee.

If the net income goal is not met in one year, no RSUs are granted. However, if the Company misses the goal in one year, the Company can “carry back” net income earned in excess of the goal for any following year to meet the goal for such year. The Company can also “carry forward” net income earned in excess of the goal for one year into any of the following years in the five-year performance period. The number of RSUs granted to named executive officers for fiscal year 2011 included shares earned for 2010 performance as well as a five-year cumulative award equal to the average number of shares earned during the five-year period increased proportionally by the percentage the actual results exceeded the net income goal.  The Company exceeded the cumulative five year net income goal under the 2006 plan provisions by 3.9%.  A similar provision is in the 2011 RSU Program concerning awards earned for 2015.

In addition to achieving the net income goal, the Company (and Telsmith and KPI in the case of Mr. Patek and Mr. Vig) must also attain a return on capital employed, as defined, of at least 14% for RSU grants to be earned by the named executive officers in each year.

Mr. Patek and Mr. Vig’s RSU grants are based upon the Company’s performance as described for the other named executive officers with respect to 25% of his award. The remaining 75% is based upon the performance of Telsmith and KPI, respectively, measured in the same manner as discussed above for the Company.

The Company and certain of its subsidiaries met the earnings goals discussed above in each of the five years ending 2010 as well as the cumulative five year goal under the 2006 plan, and therefore the Company’s key employees earned RSUs for those years (the grant is usually made in February of the following year).  Telsmith and KP met their goals for 2006, 2007, 2008, 2009, 2011 and 2012 but did not meet their goal for 2010 or the cumulative five year goal under the 2006 plan.  The Company did not meet the combined company overall goal for 2011 or 2012 and thus no RSU’s were granted to the named executive officers other than Mr. Patek and Mr. Vig for 2011 or 2012.  Additionally, as stipulated in the plan’s provisions, Mr. Patek and Mr. Vig’s RSU’s granted for 2011 performance were reduced by 25% due to the Company not meeting its overall goal. The RSUs granted to the named executive officers for performance in prior years, based on the allocation determined in the Compensation Committee’s discretion, is as follows:

	2007	2008	2009	2010	2011	2012	2013
Dr. Brock	9,000	9,000	9,000	9,000	18,351	--	--
Mr. Silvious	600	800	800	800	1,590	--	--
Mr. Smith	3,100	3,100	3,100	3,100	6,321	--	--
Mr. Patek	1,500	1,500	1,500	1,500	--	1,125	638
Mr. Vig	2,000	2,200	2,150	1,800	--	1,425	1,200

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees (but are available to many management level employees), including premiums for term life insurance for the Company’s CEO, Dr. Brock.  In addition, our executive officers are eligible for benefits under our Supplemental Executive Retirement Plan (“SERP”).  The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the qualified pension and 401(k) plans and provides additional benefits on annual profit sharing distributions not recognized under the qualified plans. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group.  We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers, the Committee considers the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company.  Under current tax law, Section 162(m) imposes a $1 million limit (per “covered employee”) that a publicly traded company can deduct for compensation paid to the CEO and four other most highly compensated executive officers employed as of the end of any fiscal year.  This limitation does not apply to pay that qualifies as “performance-based compensation” (as defined under Section 162(m)).  In order to qualify as “performance-based”, compensation must, among other things, be based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

While our current annual incentive program is discretionary and therefore does not qualify as “performance-based compensation” under Section 162(m), the Committee generally seeks to structure long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m).  Our current long-term equity incentive program is structured so that all awards to our Chief Executive Officer will be fully deductible under Section 162(m).  Any options and stock appreciation rights granted under the 2011 Incentive Plan will be exempt from the deduction limit of 162(m).  The Compensation Committee may designate any other award granted under the 2011 Incentive Plan as performance-based in order to make the award fully deductible.  However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program.  As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation.  In addition, accounting treatment is just one of many factors impacting plan design and pay determinations.  Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company encourages executive stock ownership but does not currently have formal guidelines in place.  The Committee will periodically monitor executive officer stock ownership levels to determine whether ownership requirements are warranted.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides information regarding compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
J. Don Brock, Chairman of the Board and Chief Executive Officer (PEO)	2012 2011 2010	580,000 560,000 545,000	160,000 175,000 100,000	-- 629,990 218,610		151,722 134,356 123,005	891,722 1,499,346 986,615
David C. Silvious VP, Chief Financial Officer and Treasurer (PFO) (5)	2012 2011	170,000 152,750	35,000 40,000	-- 54,585		33,539 22,869	238,539 270,204
W. Norman Smith, President & Chief Operating Officer	2012 2011 2010	277,639 257,000 250,000	100,000 75,000 50,000	-- 217,000 75,299		48,503 43,377 39,898	426,142 592,377 415,197
Rick. A. Patek, Group VP, Aggregate and Mining Group and President, Telsmith (6)	2012 2011 2010	232,000 225,000 200,000	10,000 -- 10,000	43,988 -- 36,435	110,156 112,087 67,467	55,859 49,687 45,513	452,003 386,774 359,415
Joseph P. Vig, Group VP, AggRecon Group and President, KPI (7)	2012 2011 2010	232,024 225,030 196,113	10,000 -- 10,000	55,718 -- 43,722	116,000 107,325 71,650	43,346 39,512 28,808	457,088 371,867 350,293

(1)
Reflects discretionary annual bonuses paid to our named executive officers based on the overall performance of the Company and individual performance factors, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(2)
Beginning in August 2006, we authorized and reserved an aggregate number of unallocated shares of common stock to be awarded to approximately 100 employees, including our named executive officers, as stock performance awards pursuant to a long-term incentive program under our 2006 Incentive Plan and our 2011 Incentive Plan.  Each year that the Company and/or its subsidiaries meet established performance expectations, key members of management will be awarded restricted stock units.  Restricted stock units were granted in March 2007, February 2008, February 2009, February 2010, February 2011 and February 2012 based on performance in the immediately preceding year.  Additional RSUs based on five year cumulative performance were also granted in February 2011.  Dollar amounts shown are equal to the grant date fair value of the RSU’s granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs is equal to the Company’s per share stock value on each grant date times the number of RSU’s granted.

(3)	Reflects annual incentive bonus earned based on achievement of pre-established performance goals, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(4)	Amounts included in this column for 2012 include the following:

	Brock	Silvious	Smith	Patek	Vig
Employer contribution to 401(k) plan	$7,500	$6,329	$7,500	$7,500	$7,500
Employer contribution to SERP	75,000	20,875	34,189	34,221	33,747
Premiums for term life insurance	23,570	--	--	--	--
Tax gross up on perks	18,483	--	--	--	--
Personal Use of Company Plane	7,234	--	--	--	--
Personal use of automobile costs	2,704	5,383	6,814	5,214	1,832
Compensation for unused vacation	17,231	952	--	8,924	--
Other	--	--	--	--	267
TOTAL	$151,722	$33,539	$48,503	$55,859	$43,346

(5)	Mr. Silvious was not one of our named executive officers in 2010.
(6)	Mr. Patek was not one of our named executive officers in 2011.
(7)	Mr. Vig was not one of our named executive officers in 2011 and 2010.

Grants of Plan-Based Awards for Fiscal Year 2012

The following table sets forth individual grants of awards made to each named executive officer during fiscal year 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($)(3)
Dr. Brock
Mr. Silvious
Mr. Smith
Mr. Patek Mr. Patek		1	116,000	116,000
	2-28-12				1,125	43,988
Mr. Vig Mr. Vig		1	116,000	116,000
	2-28-12				1,425	55,718

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2012 under the annual cash incentive plan in place for Mr. Patek and Mr. Vig.

(2)
Represents restricted stock units granted under our 2011 Incentive Plan based on 2011 performance.  Awards based on 2012 performance under the 2011 Incentive Plan were granted in February 2013, and will be reflected in the Grants of Plan Based Awards for Fiscal Year 2013 table in next year’s proxy statement. The restricted stock units vest five years from the date they are granted or earlier upon the death, disability or retirement of the grantee after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718 and is equal to the Company’s stock price on the date of grant times the number of RSU’s granted.

Outstanding Equity Awards at 2012 Fiscal Year-End

This table discloses outstanding stock option and stock awards for the named executive officers as of December 31, 2012.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Dr. Brock					9,000	2	300,240
					9,000	3	300,240
					9,000	4	300,240
					18,351	5	612,189

Mr. Silvious					800	2	26,688
					800	3	26,688
					800	4	26,688
					1,590	5	53,042

Mr. Smith					3,100	2	103,416
					3,100	3	103,416
					3,100	4	103,416
					6,321	5	210,869

Mr. Patek	10,000		19.43	3/6/2015	1,500	2	50,040
					1,500	3	50,040
					1,500	4	50,040
					1,125	6	37,530

Mr. Vig					2,200	2	73,392
					2,150	3	71,724
					1,800	4	60,048
					1,425	6	47,538

(1)	All stock options were awarded under the 1998 Long-Term Incentive Plan. All options are fully vested.

(2)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2013, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2014, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2015, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(5)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2016, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(6)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2017, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(7)
 Reflects the value calculated by multiplying the number of restricted stock units by $33.36, which was the closing price of our common stock on December 31, 2012, the last trading day in our 2012 fiscal year.

Nonqualified Deferred Compensation for Fiscal Year 2012

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Dr. Brock	--	75,000	128,016	--	1,706,220
Mr. Silvious	--	20,875	13,239	--	101,808
Mr. Smith	--	34,189	66,665	--	852,994
Mr. Patek	--	34,221	30,721	--	500,084
Mr. Vig	--	33,747	28,787	--	304,263

(1)
Reflects the annual Company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive’s total compensation, as defined in the plan.  These amounts are reflected in the Summary Compensation Table in the “All Other Compensation” column.

(2)
Reflects the aggregate earnings credited to the executive’s account during 2012, which include interest and other earnings based on the investment elections of the executive.  All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant’s employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant’s compensation (which includes base salary and annual profit sharing distribution but excludes certain amounts, such as an amount realized from the exercise of a stock option) to each named executive officer’s SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant’s investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant’s death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments Upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into employment agreements or severance agreements with the Company’s senior executive officers, including the named executive officers.  In the event of a termination without cause or resignation without good reason, or a change in control of the Company, the Company would consider at that time based on the circumstances whether to enter into any arrangements providing for payments to our named executive officers.

Our 2006 and 2011 Incentive Plans provide that awards will vest and become fully-exercisable, either immediately or at the end of any applicable performance year, in the event of a termination due to the death, disability or retirement (after reaching age 65) of the individual.  In addition, in the event (i) a change in control occurs where the surviving entity does not assume or otherwise equitably convert the awards, or (ii) the participant’s employment is terminated without Cause or for Good Reason (as such terms are defined in the Plans) within two years after the effective date of a change in control, all outstanding awards vest and become fully exercisable.  In addition, our Compensation Committee has the discretion to fully vest awards under the 2006 and 2011 Incentive Plans upon termination of employment or a change in control, even if such events do not automatically trigger vesting under the plan.

All outstanding options or stock awards under our 1998 Long-Term Incentive Plan are fully vested and currently exercisable.  Thus, they would not be impacted in the event of death, disability or termination of employment or a change in control of the Company.

The following table sets forth the number and value (based upon the fair market value of Astec stock on December 31, 2012) of restricted stock units held by the named executive officers as of December 31, 2012 that would have vested and converted to shares of common stock upon a termination of employment or a change in control as of such date under the specified circumstances described above.

	Restricted stock units vesting
Name	(#	)	($)
Dr. Brock	45,351		1,512,909
Mr. Silvious	3,990		133,106
Mr. Smith	15,621		521,117
Mr. Patek	5,625		187,650
Mr. Vig	7,575		252,702

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
James B. Baker	25,000	33,000	58,000
Phillip E. Casey	24,500	33,000	57,500
William G. Dorey	16,500	33,000	49,500
Daniel K. Frierson	12,000	33,000	45,000
William D. Gehl	25,000	33,000	58,000
William B. Sansom	23,000	33,000	56,000
Glen E. Tellock	26,500	33,000	59,500

(1)
Dr. Brock and Mr. Smith, two of our named executive officers, served as directors of the Company during 2012 but are not included in this section because they received no compensation for serving as directors of the Company.

(2)	Reflects attendance fees for the various Board and Committee meetings attended and annual retainers for committee membership.

(3)
Reflects the grant date fair value of common stock awards granted as payment of the director’s annual retainer, with respect to Messrs. Baker, Casey, Dorey, Frierson, Sansom and Tellock, and deferred stock awards granted as payment of the director’s annual retainer, with respect to Mr. Gehl.  The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.  The dollar values shown above equal the full grant date fair value of the awards.

The following table shows the aggregate number of deferred stock awards held by each director who is not a named executive officer as of December 31, 2012:

Director	Deferred Stock Awards
Mr. Baker	--
Mr. Casey	--
Mr. Dorey	--
Mr. Frierson	4,046
Mr. Gehl	13,366
Mr. Sansom	--
Mr. Tellock	--

(4)      None of the directors were issued option awards during 2012.  The following table shows the aggregate number of options held by each director who is not a named executive officer as of December 31, 2012:

Director	Options
Mr. Baker	--
Mr. Casey	--
Mr. Dorey	--
Mr. Frierson	1,287
Mr. Gehl	--
Mr. Sansom	9,574
Mr. Tellock	--

Material Terms of Director Compensation Plan

Our director compensation program provides for both cash and equity compensation for our non-employee directors.  The principal features of the director compensation program as in effect for 2012 are described below.  We review director compensation on an annual basis.

Annual Retainers.  All non-employee directors received an annual board retainer fee of $33,000 which they can individually elect to receive in the form of cash, stock, deferred stock or stock options each year.  In addition, the director compensation plan provides for the following supplemental annual retainers:

2012(1)
Audit Committee member	$4,000
Compensation Committee member	2,000
Nominating and Corporate Governance Committee member	2,000

(1)	These fees for 2012 were paid to the appropriate directors in January 2013.

Meeting Fees.  Our director compensation plan provides for meeting fees for non-employee directors as follows:

•	$1,500 for each board meeting;
•	$1,000 for each committee meeting attended; and
•	$500 additional fee to the audit committee Chairman for each audit committee meeting attended.

Equity Awards.  In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors may elect to receive their annual retainer in the form of cash, shares of common stock, deferred stock or stock options. If the director elects to receive common stock, whether on a current or deferred basis, the number of shares to be received is determined by dividing the dollar value of the annual retainer by the fair market value of the common stock on the date the retainer is payable.

Non-employee directors may elect to defer the receipt of common stock received as payment of the annual retainer until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind are distributed to shareholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution will be credited to a deferred dividend account for the non-employee director. The deferred dividend account will provide the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

Non-employee directors may also elect to receive stock options in payment of the annual retainer. If the director elects to receive stock options, the number of options to be received is determined by dividing the dollar value of the annual retainer by the Black-Scholes value of an option on the date the retainer is payable. The options will be fully exercisable on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in this proxy statement.

COMPENSATION COMMITTEE

William D. Gehl (Chairman)
James B. Baker
Phillip E. Casey
William G. Dorey

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Messrs. Tellock, Casey, Gehl, Baker and Sansom during the entire 2012 year.  The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company’s financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors on March 13, 2000, and amended and restated on each of October 24, 2002 and March 11, 2004.  This report reviews the actions we have taken with regard to the Company’s financial reporting process during 2012 and the Company’s audited consolidated financial statements as of December 31, 2012 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

In March 2004, the Board also designated us to serve as the Company’s Qualified Legal Compliance Committee, or QLCC, in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company’s Chief Executive Officer of any violations.  We can determine whether an investigation is necessary and can take appropriate action to address these reports.  If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules.  None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Our Chairman, Mr. Tellock, has been designated by the Board as our financial expert.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls.  The Company’s outside auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company’s outside auditors for the coming year.

We have implemented procedures to ensure that during the course of each fiscal year we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter.  To carry out our responsibilities, we met seven times during 2012.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We reviewed with the Company’s outside auditors during 2012, Ernst & Young LLP, as to their judgments about the quality (rather than just the acceptability) of the Company’s accounting principles.  We discussed with Ernst & Young LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board AU 380 (Communication With Audit Committees). In addition, we discussed with Ernst & Young LLP their independence from management and the Company, and we received and discussed with Ernst & Young LLP the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding their communications with us regarding their independence. We also considered whether the provision of services during 2012 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2012 was compatible with maintaining Ernst & Young LLP’s independence with respect to the time such auditor was performing services for the Company.

Additionally, we discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits.  We met with the outside auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Glen E. Tellock, Chairman
James B. Baker
Phillip E. Casey
William D. Gehl
William B. Sansom

March 12, 2013

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Therefore, as a general matter, it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company’s Audit Committee or the Company’s Compensation Committee to review and, if appropriate, to approve or ratify any such transactions.  Pursuant to the Company’s written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

Benjamin G. Brock is the son of Dr. J. Don Brock and has served as the President of Astec, Inc. since 2006 and as Group Vice President–Asphalt since August 2012.  Benjamin Brock is also a nominee for Director of the Company.  He received compensation of approximately $252,000 in salary and annual profit sharing for 2012.  Thomas R. Campbell is the first cousin of Dr. Brock and has served as Group Vice President of Mobile Asphalt Paving and Underground since 2001.  He received compensation of approximately $330,000 in salary and annual profit sharing for 2012.  The Audit Committee has reviewed and approved or ratified these transactions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company’s Common Stock as of February 15, 2013, by the following individuals or groups:

•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 22,916,693 shares deemed outstanding as of February 15, 2013. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Name and Address1	Shares Beneficially Owned2	Percent of Class
Directors, Nominees and Named Executive Officers:
J. Don Brock3	2,152,249	9.4%
David C. Silvious4	1,427	--
W. Norman Smith5	131,702	--
Richard A. Patek6	13,339	--
Joseph P. Vig7	4,834	--
William B. Sansom8	19,941	--
Daniel K. Frierson9	7,057	--
Glen E. Tellock	6,231	--
William D. Gehl10	3,588	--
Phillip E. Casey	7,029	--
James B. Baker	2,601	--
William G. Dorey	1,707	--
Benjamin G. Brock11	202,195	--
All directors, nominees and executive officers as a group12	2,580,252	11.3%
5% Stockholders
Lynne W. Brock13	1,596,842	7.0%
Black Rock, Inc.14	1,583,249	6.9%
Franklin Advisory Services15	1,478,300	6.5%
The Vanguard Group16	1,180,424	5.2%

1 Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.

2 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to options to purchase Common Stock, deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or officer does not exceed one percent of the Common Stock of the Company outstanding on February 15, 2013.

3 Dr. Brock is the Chief Executive Officer and Chairman of the Board of the Company.  The shares beneficially owned by Dr. Brock include 44,475 shares held in a residuary trust over which shares Dr. Brock has control as trustee.  Beneficially owned shares also includes 45,351 of restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

4 Mr. Silvious is the Vice President and Principal Financial Officer of the Company.  The shares beneficially owned by Mr. Silvious include 800 restricted stock units that convert to shares of Common Stock on February 28, 2013.

5 Mr. Smith is President and Chief Operating Officer of the Company and the former group vice president of the Company’s Asphalt segment.  The shares beneficially owned by Mr. Smith include 15,621 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.  Beneficially owned shares also include 113,756 shares held in a revocable living trust over which Mr. Smith is trustee.

6 Mr. Patek is the Group Vice President of the Aggregate and Mining Group and President of Telsmith, Inc.  The shares beneficially owned by Mr. Patek include 10,000 stock options to purchase shares of Common Stock that are currently exercisable and 1,500 restricted stock units that convert to shares of Common Stock on February 28, 2013.

7 Mr. Vig is the Group Vice President of the AggRecon Group and President of Kolberg-Pioneer, Inc.  The shares beneficially owned by Mr. Vig include 2,200 restricted stock units that convert to shares of Common Stock on February 28, 2013.

8 Includes 5,443 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 15, 2013.

9 Includes 1,287 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 15, 2013.  Also includes 789 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

10 Includes 3,305 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

11 Mr. Brock is Group Vice President–Asphalt President of Astec, Inc. as well as a nominee for Director. The shares beneficially owned by Mr. Brock include 2,587 restricted stock units that convert to shares of Common Stock on February 28, 2013.

12 Includes 21,584 shares that the directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days after February 15, 2013 under the Company’s stock option plans.  Such shares are issuable upon exercise of such options and are assumed to be outstanding for purposes of determining the percent of shares owned by the group.  Also includes 2,654 shares of Common Stock held in the Company’s 401(k) Plan, 4,094 deferred rights to shares of Common Stock and 80,484 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

13 The information shown is derived from account statements of Lynne W. Brock, which were provided as of February 15, 2013 by her investment broker at Stifel, Nicolaus & Company, Inc.  The address for Ms. Brock is 6454 Solitude Drive, Chattanooga, Tennessee 37416.

14 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 6, 2013 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns 1,583,249 shares with sole dispositive and voting powers over such shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY  10022.

15 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 1, 2013 jointly by Franklin Resources, Inc. (“Franklin Resources”), Charles B. Johnson, Rupert H. Johnson and Franklin Advisory Services, LLC (“Franklin Services”). According to the Schedule 13G, (i) Franklin Services beneficially owns 1,478,300 shares, with sole dispositive power over all such shares and sole voting power over 1,400,400 shares; and (ii) Franklin Resources, Charles B. Johnson and Rupert H. Johnson each beneficially owns 1,478,300 shares, with dispositive and voting power over zero shares. According to the Schedule 13G, the shares are held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, including Franklin Services. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients.  Charles B. Johnson and Rupert H. Johnson each own in excess of 10% of the outstanding common stock of Franklin Resources and are the principal stockholders of Franklin Resources. The address of Franklin Resources, Charles B. Johnson and Rupert H. Johnson is One Franklin Parkway, San Mateo CA 94403. The address of Franklin Services is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024.

16    The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 13, 2013 by The Vanguard Group, Inc. According to the Schedule 13G, The Vanguard Group, Inc. beneficially owns 1,180,424 shares, with sole voting power over 32,819 shares, sole dispositive power over 1,148,605 shares, and shared dispositive power over 31, 819 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file.  In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner.  Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders timely complied with all applicable Section 16(a) filing requirements during fiscal 2012, except that on May 4, 2010, Richard Dorris’s stock broker sold four shares and again on November 17, 2011 sold 2 shares of the Company’s Common Stock on behalf of Mr. Dorris in order to pay Mr. Dorris’s annual brokerage account fees without Mr. Dorris’s knowledge or consent and Form 4s were not timely filed. Mr. Dorris reported this sale on a Form 5 filed on February 13, 2013.  In addition, it was recently determined that forty certificated shares of the Company’s Common Stock had been issued to Benjamin Brock on January 3, 1995 that had never been reported on a Form 3, Form 4 or Form 5 as the certificate had been lost.  Mr. Brock reported these shares on a Form 5 filed on February 11, 2013.

AUDIT MATTERS

Ernst & Young LLP served as the Company’s independent registered public accounting firm from June 15, 2006 until December 31, 2012.  Ernst & Young LLP is serving as the independent registered public accounting firm for the Company for the current calendar year.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following tables present fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2012	2011
Audit Fees(1)	$1,572,735	$1,452,563
Audit-Related Fees(2)	70,172	338,701
Tax Fees(3)	130,967	185,084
All Other Fees(4)	1,995	1,995
Total:	$1,775,869	$1,978,343

(1)
Audit Fees consisted of professional services performed for the audit of the Company’s annual financial statements and the required review of financial statements included in the Company’s Form 10-Q filings, as well as fees for subsidiary audits.

(2)	Audit-Related Fees consisted of audits of financial statements of employee benefit plans, due diligence on acquisitions and accounting consultations.

(3)	Tax Fees consisted of fees for tax compliance and tax consulting services.

(4)	Other fees are for a subscription to Ernst & Young Online, a website useful in researching accounting guidance.

Audit Fee Approval

The Company’s Audit Committee preapproved all audit fees, audit-related fees, tax fees and all other fees that were paid to Ernst & Young LLP in fiscal 2012 and fiscal 2011.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company’s Audit Committee has approved all fees for audit and non-audit services of the Company’s independent registered public accounting firm prior to engagement.  It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2012.  The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company.  The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, internet or otherwise, but they will not receive additional compensation for their services.  The Company may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report or notice of availability of these materials to an address shared by two or more shareholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports or notice of availability of these materials they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report or notice of availability to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report or notice of availability of these materials to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report or notice of availability either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.

Our Annual Report and Proxy Statement will also be available on the web prior to our annual meeting.  Once posted, you will be able to access, view and download this year’s Annual Report and Proxy Statement on the web at www.proxyvote.com.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above.  If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2014 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 12, 2013 in order to be included in the Company’s proxy statement and form of proxy relating to the 2014 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2014 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before January 26, 2014 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2014 Annual Meeting of Shareholders.  Any shareholder proposal not received prior to January 26, 2014 will be considered untimely and, if such proposal is nonetheless presented at the 2014 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

INFORMATION INCORPORATED BY REFERENCE

The Company’s financial statements and other financial information for the fiscal year ended December 31, 2012 may be found in the Company’s 2012 Annual Report, which has been made available to all shareholders. The 2012 Annual Report does not form any part of the material for the solicitation of proxies.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.

# *** Exercise Your *Right* to Vote ***

## Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2013.

**ASTEC INDUSTRIES, INC.**

*ASTEC INDUSTRIES, INC.*
*ATTN: STEPHEN C. ANDERSON*
*1725 SHEPHERD ROAD*
*CHATTANOOGA, TN 37421*

M54590-P32837

### Meeting Information

**Meeting Type:** Annual Meeting
**For holders as of:** February 15, 2013
**Date:** April 25, 2013 **Time:** 10:00 A.M. EDT
**Location:** Astec, Inc.
4101 Jerome Ave.
Chattanooga, Tennessee 37407

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

**See the reverse side of this notice to obtain proxy materials and voting instructions.**

# — Before You Vote —
How to Access the Proxy Materials

**Proxy Materials Available to VIEW or RECEIVE:**

NOTICE AND PROXY STATEMENT    ANNUAL REPORT

**How to View Online:**
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

**How to Request and Receive a PAPER or E-MAIL Copy:**
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* www.proxyvote.com
2) *BY TELEPHONE:* 1-800-579-1639
3) *BY E-MAIL*:* sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 11, 2013 to facilitate timely delivery.

# — How To Vote —
Please Choose One of the Following Voting Methods

**Vote In Person:** Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

**Vote By Internet:** To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

**Vote By Mail:** You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M54591-P32837

## Voting Items

**The Board of Directors recommends that you vote FOR all nominees on the following proposal:**

1. To elect as directors the nominees listed below:

**Nominees:**

01) J. Don Brock
02) W. Norman Smith
03) William B. Sansom
04) Benjamin G. Brock

**The Board of Directors recommends you vote FOR the following proposal:**

**The Board of Directors recommends you vote FOR the following proposal:**

M54592-P32837

*ASTEC INDUSTRIES, INC.*
*ATTN: STEPHEN C. ANDERSON*
*1725 SHEPHERD ROAD*
*CHATTANOOGA, TN 37421*

**WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK**

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54572-P32837 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**ASTEC INDUSTRIES, INC.**

**Vote on Proposal 1:**

**The Board of Directors recommends that you vote FOR all nominees on the following proposal:**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________

1. To elect as directors the nominees listed below:

**Nominees:**

01) J. Don Brock
02) W. Norman Smith
03) William B. Sansom
04) Benjamin G. Brock

**Vote on Proposal 2:**

**The Board of Directors recommends you vote FOR the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To approve the Compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |

**Vote on Proposal 3:**

**The Board of Directors recommends you vote FOR the following proposal:**

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**You can now access your ASTEC INDUSTRIES, INC. account online.**

Access your Astec Industries, Inc. shareholder account online via Investor Center™.

The transfer agent for Astec Industries, Inc. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

***Visit us on the web at www.computershare.com/Investor***

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

**FOLD AND DETACH HERE**

M54573-P32837

## ASTEC INDUSTRIES, INC.
## ANNUAL MEETING OF SHAREHOLDERS
## THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Don Brock and Stephen C. Anderson and each of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Astec Industries, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chattanooga, Tennessee on April 25, 2013, and at any adjournment thereof, as listed on the reverse side.

For participants in the Company's 401(k) Retirement Plan, as amended and restated effective as of January 1, 2012 ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Company held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**